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
                                 U.S. TRUST CORPORATION
                    EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                                         Three Month Periods        Six Month Periods
                                           Ended June 30,            Ended June 30,
                                       -----------------------   -----------------------
                                          1994         1993         1994         1993
                                       -----------  ----------   -----------  -----------
PRIMARY NET INCOME PER SHARE:
Net Income                             $10,898,000  $9,775,000   $23,568,000  $21,203,000
Plus Dividend Equivalent on
  Deferred Long-Term Performance
  Plan Awards (After-Tax)                   70,609      57,117       139,365      107,401
                                       -----------  ----------   -----------  -----------
Adjusted Net Income                    $10,968,609  $9,832,117   $23,707,365  $21,310,401
                                       ===========  ==========   ===========  ===========
Weighted average number of
  common shares outstanding              9,369,922   9,317,035     9,372,290    9,315,253
Add average shares issuable
  under stock option and
  variable stock award plans               583,957     595,116       587,171      612,074
                                       -----------  ----------   -----------  -----------
  Total Common and Common
    Equivalent Shares                    9,953,879   9,912,151     9,959,461    9,927,327
                                       ===========  ==========   ===========  ===========
Primary Net Income Per Share           $     1.10   $     0.99   $      2.38  $      2.15

FULLY DILUTED NET INCOME PER SHARE:
Net Income                             $10,898,000  $9,775,000   $23,568,000  $21,203,000
Plus Dividend Equivalent on
  Deferred Long-Term Performance
  Plan Awards (After-Tax)                   70,609      57,117       139,365      107,401
                                       -----------  ----------   -----------  -----------
Adjusted Net Income                    $10,968,609  $9,832,117   $23,707,365  $21,310,401
                                       ===========  ==========   ===========  ===========
Weighted average number of
  common shares outstanding              9,369,922   9,317,035     9,372,290    9,315,253
Add maximum dilutive impact
  of average shares issuable
  under stock option and
  variable stock award plans*              600,717     613,174       602,535      629,149
                                       -----------  ----------   -----------  -----------
  Total Dilutive Shares                  9,970,639   9,930,209     9,974,825    9,944,402
                                       ===========  ==========   ===========  ===========
Fully Diluted Net Income Per Share     $      1.10  $     0.99   $      2.38  $      2.14

* Assumes issuance of the maximum number of shares calculated as follows:

  Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

  Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.
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